Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES $338 MILLION OF FOURTH QUARTER 2023 ASSET SALES

NASHVILLE, Tennessee, January 8, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced the completion of $338 million of asset sales during the fourth quarter of 2023 bringing full year additional dispositions to $656 million at an average cap rate of 6.6%. The full year additional dispositions resulted in proceeds of $597 million as well as $59 million of seller financing across three transactions, including $14 million of seller financing in the fourth quarter. Proceeds were used for general corporate purposes, including the funding of development commitments and repayment of debt. The Company had no outstanding balance on its revolving credit facility as of December 31, 2023.

The 2023 additional dispositions of $656 million do not include the $112.5 million of asset sales in January 2023 that fully repaid the July 2022 merger-related special dividend.

Healthcare Realty (NYSE: HR) is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty’s portfolio includes more than 700 properties totaling over 40 million square feet concentrated in 15 growth markets.

Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.